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News: For immediate release	Contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE ANNOUNCES PRELIMINARY UNAUDITED FOURTH QUARTER EARNINGS OF $1.07 PER SHARE BEFORE NON-RECURRING CHARGES, UP 27%;

SAME STORE SALES UP 8%

Memphis, Tenn. (September 17, 2001) -- AutoZone, Inc. (NYSE: AZO), today stated that it currently anticipates that it will announce fourth quarter earnings per share of $1.07, before non-recurring charges, a 27% increase from earnings per share of $0.84 in the fourth quarter of fiscal 2000 and $0.07 per share above the Thomson/First Call consensus estimate. AutoZone expects to report non-recurring charges in the fourth quarter of $92.6 million, after tax, or $0.83 per share. Sales for the fourth fiscal quarter (16 weeks) ended August 25, 2001, increased 10% to $1.64 billion from $1.49 billion reported for the year ago quarter. Same store sales, or sales for domestic auto parts stores open at least one year, increased 8% during the quarter.

For the year, AutoZone expects to report diluted earnings per share of $2.38, before non-recurring charges, an increase of 19% from $2.00 in fiscal 2000, achieving an after-tax return on capital of 14%, continuing an improving trend. For the year, total estimated non-recurring charges are $95.8 million, or $0.84 per share. For the year, sales rose 7% to $4.82 billion from $4.48 billion in the prior year, while same store sales increased 4%. All financial results stated in this press release are subject to adjustment upon completion of the fiscal year audit.

"We are proud of our successes in the fourth quarter, " said Steve Odland, chairman, president, and chief executive officer. "Our advertising and merchandising initiatives continue to prove successful and our AutoZoners in the field have done a tremendous job as we've made changes in our business. Sales have remained strong in the first quarter, slowing early last week, but recovering by the weekend."

For the year, AutoZone opened 107 new auto parts stores in the U.S., replaced 16 and closed three. In addition, eight new auto parts stores were opened in Mexico. The fourth quarter non-recurring charge includes an adjustment related to 35 stores the company has closed in the first quarter.

Aggregate share repurchases under the currently authorized $1.45 billion share repurchase program are $1.37 billion or 51.1 million shares at the end of the fiscal year, including $131 million or 3.9 million shares under forward purchase contracts.

AutoZone expects to report final results for the quarter after market close on Tuesday, September 25, 2001, and will host a one-hour conference call Wednesday, September 26, 2001, beginning at 9 a.m. (EDT). Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.AutoZone.com, by clicking "About Us," "Investor Relations," "Conference Calls," or by going directly to http://www.AutoZone.com/Investors. The call will also be available by dialing (712) 271-3887. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (402) 998-1504 through Wednesday October 3, 2001.

As of August 25, 2001, AutoZone sells auto and light truck parts, chemicals and accessories through 3,019 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 21 AutoZone stores in Mexico, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, estimates of financial results, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, accuracy of estimates, results of AutoZone's fiscal year-end audit and other financial adjustments, competition, product demand, the economy, inflation, the ability to hire and retain qualified employees, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation. Actual results may materially differ from anticipated results. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.